UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2008

H&E Equipment Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51759	81-0553291
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11100 Mead Road, Suite 200, Baton Rouge, Louisiana		70816
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(225) 298-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On March 7, 2008, we issued a press release announcing our financial results for the fourth quarter and year ended December 31, 2007. A copy of the press release is attached as Exhibit 99.1

The information in this Form 8-K and the attached exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section nor shall it be deemed incorporated by reference to any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA for the periods presented as EBITDA as adjusted for (1) the loss recorded in the third quarter ended September 30, 2007 on the early extinguishment of debt in connection with the redemption of our senior secured notes on July 31, 2007; (2) the loss recorded in the third quarter ended September 30, 2006 on the early extinguishment of debt in connection with our debt restructuring, which was completed on August 4, 2006; and (3) the fee paid in connection with the termination of a management services agreement that was recorded in the first quarter ended March 31, 2006.

We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider these measures in isolation, or as substitutes for analysis of our results as reported under GAAP. We find EBITDA and Adjusted EBITDA useful tools to assist us in evaluating performance because they eliminate items related to capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA and Adjusted EBITDA are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, as adjusted for (1) the losses from the early extinguishment of debt recorded in each of the third quarters ended September 30, 2007 and 2006 and (2) the management agreement termination fee that was recorded in the first quarter ended March 31, 2006. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

The presentation in the earnings release of "income from operations on an as adjusted basis," "net income on an as adjusted basis" and the resulting "earnings per share on an as adjusted basis" shows, for comparative purposes only, our year ended December 31, 2007 income from operations, net income and earnings per share compared to our year ended December 31, 2006 income from operations, net income and earnings per share without the negative impact of (1) the $0.3 million loss on the early extinguishment of debt in the third quarter of 2007; (2) the $40.8 million loss on the early extinguishment of debt in the third quarter of 2006; and (3) the $8.0 million fee paid in connection with the termination of a management services agreement in the first quarter of 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated March 7, 2008, announcing earnings for the fourth quarter and year ended December 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&E Equipment Services, Inc.

March 7, 2008	By:	/s/ Leslie S. Magee

Name: Leslie S. Magee
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated March 7, 2008, announcing earnings for the fourth quarter and year ended December 31, 2007.